Exhibit 10.06

SALARY REDUCTION AND STAY INCENTIVE AGREEMENT

THIS AGREEMENT is entered into between GENERAL MOLY, INC., (“Company”), whose mailing address is 1726 Cole Blvd., Suite 115, Lakewood, Denver, CO 80401, and Robert I. Pennington (“Executive”), whose mailing address is 6200 N. Abington, Tucson, AZ  85743.

RECITALS

WHEREAS, Effective as of December 12, 2012, the Company and Executive entered into an Employment Agreement (the “Agreement”);

WHEREAS, Effective as of September 6, 2013, the Company and Executive entered into the First Amendment to the Amended and Restated Employment Agreement;

WHEREAS, Company wishes to have Executive continue his employment with Company through the critical phase of procuring financing for the construction of the Mt. Hope Project;

WHEREAS, Executive wishes to continue employment with Company as Chief Operating Officer;

WHEREAS, Company and Executive jointly agree to reduce Executive’s base compensation pursuant to the Company’s Salary Reduction Program, and that pursuant to the First Amendment to the Amended and Restated Employment Agreement between Company and Executive, such reduction will not constitute a material diminution of Base Compensation as set forth therein; and

WHEREAS, Company agrees to provide a Stay Incentive Award and Restricted Stock Award to Executive, expressly conditioned upon the terms and conditions described within this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.                                      Term of Agreement.  This Agreement shall be in effect from September 7, 2013 (“Beginning Date”), and end on the earlier of (“End Date”):

a.              The date upon which approval of a Financing Program for the construction of the Mt. Hope Project is made by the Company’s Board of Directors;

b.              The occurrence date of a “Change of Control”, as later defined herein;

c.               The date of an involuntary termination of Executive from the Company, absent “Cause”, as later defined herein, by the Company; or

d.              January 15, 2015.

2.             Reduction to Base Salary.  Company and Executive agree that during the Term of this Agreement, Executive’s current annual base salary of $297,000 shall be reduced by 20% to a new base salary of $237,600.  Company and Executive agree that this reduction to base salary will not constitute a material diminution of Base Compensation as set forth in Executive’s Employment Agreement.

3.             Value of Stay Incentive Award.  If Executive remains continuously employed by the Company from the Beginning Date through the End Date, Company shall pay Executive a Stay Incentive Award in the amount of $148,500 less applicable withholding for taxes and applicable payroll deductions.  Payment of the Stay Incentive Award shall be made in a lump sum on a date determined by the Company within sixty (60) days after the End Date, except as required by Section 6 regarding compliance with Section 409A.

4.             Restricted Stock Unit Award.  Company agrees to grant an award of 88,393 Restricted Stock Units (the “RSUs”) in accordance with the terms of the Company 2006 Equity Incentive Program and applicable Restricted Stock Units Agreement between Company and Executive, which shall be incorporated by reference.  The RSUs shall vest in full in accordance with the terms of the Restricted Stock Unit Agreement on the End Date provided that Executive has remained continuously employed by Company from the Beginning Date through the End Date.  All terms and conditions of the award of the RSUs shall be governed by the Restricted Stock Units Agreement.

5.             Confidentiality.  Executive expressly agrees to keep the substance and terms of this Agreement strictly confidential.  With the exception of immediate family, tax advisors, and attorneys, Executive further agrees that he will not communicate (orally or in writing) or in any way disclose the terms of this Agreement to any person without the prior express written consent of Company, unless compelled to do so by law.  Executive acknowledges that Company may be required to disclose the terms, and file a copy of this Agreement pursuant to applicable securities laws or other legal requirements.

6.             Compliance with Section 409A.

Delay in Payment. Notwithstanding anything in the Agreement to the contrary, if Executive is deemed by the Company at the End Date for purposes of payment of the Stay Incentive Award to be a “specified Executive” under Section 409A of the Internal Revenue Code, as amended (“Code’) then any such payment which would otherwise be payable hereunder shall not be paid until the date which is the first business day following the six-month period after the End Date (or earlier, upon Executive’s death).

Interpretation. The parties intend that all payments or benefits payable under the Agreement will not be subject to the additional tax imposed by Section 409A, and the provisions of the Agreement shall be construed and administered consistent with such intent. To the extent such potential payments could become subject to Section 409A, the Company and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to provide any additional compensation amounts or benefits and Executive shall be responsible for payment of any and all taxes owed in connection with the payment of the Stay Incentive Award.

7.             Certain Definitions.

(a)                     “Cause”  means the good faith determination by the Company that:

i.                  Executive has neglected, failed or refused to perform Executive’s duties (other than as a result of physical or mental illness);

ii.               Executive has failed to timely attain the goals assigned to Executive by the Company, in its good faith judgment, from time to time;

iii.            Executive has committed an act of personal dishonesty including, without limitation, an act or omission intended to result in personal enrichment of Executive at the expense of the Company;

iv.           Executive has committed a willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Executive’s reputation or business relationships;

v.              Executive has perpetrated an intentional fraud against or affecting the Company or any customer, supplier, client, agent, or Executive thereof;

vi.           Executive has been convicted (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude.

With respect to any of the matters set forth in (i) or (ii) above, the Company shall give Executive notice of the deficiency and a reasonable opportunity to correct the deficiency (not to exceed thirty (30) days) prior to termination. In the event that the Company has given notice of a deficiency and makes a determination that the deficiency has not been cured within a reasonable period of time, Executive’s employment may be terminated for Cause.

(b)       “Change of Control” means:

i.            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the

Company, (ii) any acquisition by the Company, or (iii) any acquisition by any Executive benefit Program (or related trust) sponsored or maintained by the Company or any Affiliate; or

ii.               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any Executive benefit Program (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; or

iii.            Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iv.           A sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

v.              Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

8.                                      Additional Provisions.

A.                                    This Agreement constitutes the entire agreement between the parties concerning the matters herein.  This Agreement does not affect any other agreements between Company and Executive.  This Agreement may not be modified or amended except by a written instrument signed by both parties.

B.                                    This Agreement and the provisions hereof shall be construed, given effect and governed by the laws of the State of Colorado, and in the event of a breach of this Agreement by any of the parties, in addition to other specific remedies herein, the other party shall have all remedies at law or equity provided by the laws of the State of Colorado.  Venue for any action shall be in the United States District Court for the District of Colorado or the District Court of Jefferson County, Colorado.  Each party waives any objection they might have to the laying of venue in such courts, including but not limited to objections based on lack of personal jurisdiction, improper venue, or inconvenience of the forum.

C.                                    Each party has reviewed this Agreement and has had the opportunity to consult with counsel regarding the provisions thereof, and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Agreement.

D.                                    The parties hereby unconditionally waive their right to a jury trial of any claim or cause of action based upon or arising out of, directly or indirectly, this Agreement.

E.                                     If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain fully enforceable according to their terms.

F.                                      This Agreement may be executed in counterparts, including fax or other electronic counterparts, and all counterparts together shall constitute one executed agreement.

DATED this 7th day of October, 2013.

GENERAL MOLY, INC.:			EXECUTIVE:

By	/s/ R. Scott Roswell	10/7/13	/s/ Robert I. Pennington	9/30/13
		date	Robert I. Pennington	date

Title	Corporate Counsel, VP Human Resources